EXHIBIT 21
ALEXANDER’S, INC.
SUBSIDIARIES OF REGISTRANT

Name of Subsidiary	State of Organization

731 Commercial Holding LLC	Delaware
731 Commercial LLC	Delaware
731 Office One Holding LLC	Delaware
731 Office One LLC	Delaware
731 Office Two Holding LLC	Delaware
731 Office Two LLC	Delaware
731 Restaurant, LLC	Delaware
731 Retail One, LLC	Delaware
Alexander’s Construction LLC	Delaware
Alexander’s Kings Plaza, LLC	Delaware
Alexander’s Management LLC	Delaware
Alexander’s of Brooklyn, Inc.	Delaware
Alexander’s of Flushing, Inc.	Delaware
Alexander’s of Rego Park II, Inc.	Delaware
Alexander’s of Rego Park III, Inc.	Delaware
Alexander’s Rego Shopping Center Inc.	Delaware
Alexander's of Rego Park II Participating Lender LLC	Delaware
Alexander's of Rego Residential LLC	Delaware
ALX of Paramus LLC	Delaware
Fifty Ninth Street Insurance Company LLC	Vermont
Kings Parking, LLC	Delaware
Kings Plaza TEP LLC	Delaware
Rego II Borrower LLC	Delaware